ABERDEEN INVESTMENT FUNDS

Amendment No. 6 to Amended and Restated Master
Trust Agreement

	The undersigned, being at least a majority of the Trustees of Aberdeen Investment Funds (the
"Trust"), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust's Amended and Restated Master Trust Agreement (the "Master
Trust Agreement"), dated April 2, 2008, as follows:


1.	The name of the Resident Agent is
hereby amended to be:
State Street Bank and Trust
Company
Attn. Secretary Aberdeen Investment
Funds
Tower 2, 3rd Floor, Mailstop
CPH0326
100 Huntington Avenue
      Boston, MA 02116

	The foregoing amendment shall be effective on April 16, 2015.

      	IN WITNESS WHEREOF, the
undersigned duly executed this amendment as of the 30th day of April, 2015.


/s/ Antoine Bernheim   	/s/ Thomas Gibbons
Antoine Bernheim 	Thomas Gibbons


/s/ Cynthia Hostetler    	/s/ Robert S. Matthews
Cynthia Hostetler   	Robert S. Matthews


/s/ Peter Wolfram        	/s/ Andrew Smith
Peter Wolfram	Andrew Smith